Exhibit 99.1
GENERAL CABLE REPORTS SECOND QUARTER 2015 RESULTS
HIGHLAND HEIGHTS, KENTUCKY, August 5, 2015 – General Cable Corporation (NYSE: BGC) reported today results for the second quarter ended July 3, 2015. For the quarter, the Company generated adjusted earnings per share from continuing operations of $0.36 and adjusted operating income from continuing operations of $55 million. Reported earnings per share from continuing operations for the quarter were ($0.03) and reported operating income from continuing operations was $24 million. See page 4 of this press release for the reconciliation of reported to adjusted results and related disclosures.
Highlights

•	Michael T. McDonnell started as President and Chief Executive Officer effective July 1st

•
Second quarter adjusted operating income from continuing operations of $55 million and adjusted EPS from continuing operations of $0.36 were driven by the performance of the submarine turnkey project business in Europe and the electric utility and communication businesses in North America as well as restructuring savings of $8 million in the quarter

•	Adjusted operating income from continuing operations for the first half of 2015 was $103 million, up approximately 50% year over year and 20% sequentially

•	Generated cash of $75 million through the first half of 2015 through the continued strong management of working capital in North America, Latin America and Europe

•	Reduced net debt by $126 million through the first half of 2015 and maintained liquidity of $375 million as of July 3, 2015 under the Company’s North American and European based credit facility

•	Announced a definitive agreement to sell Asia Pacific operations, consisting of businesses in Thailand, China, New Zealand and Australia, for cash consideration of approximately $205 million

◦
Upon completion of the sale in the third quarter the Company will have generated cash proceeds of approximately $293 million from its divestiture program which is at the upper end of management’s guidance range even before the divestiture of Africa

Michael T. McDonnell, President and Chief Executive Officer, said, “We are focused on operational execution despite an uneven end market demand environment. We are making significant progress in optimizing our asset and cost base, driving performance improvement in key end markets and generating cash. As a result, our strong second quarter results were driven by restructuring savings and the continued execution of our submarine turnkey project business as well as the improved performance of our North American energy infrastructure and communications businesses.”
Segment Demand
North America – unit volume was up 3% year over year principally driven by energy infrastructure products specifically transmission cables. Sequentially, unit volume declined 5% as demand tempered across most businesses during the second quarter following the strong start to the year particularly for electrical infrastructure products including industrial related products. Overall, unit volume through the first half of 2015 was up 6% year over year principally due to demand for electric utility, communications and rod and strip products.
Europe – unit volume was down 23% year over year, principally due to the impact of restructuring activity as the Company exited certain low value-add end markets. Sequentially, unit volume was flat in the second quarter as compared to the first quarter. The Company continues to execute consistently on its land and submarine turnkey project backlog which was at $225 million as of the end of the second quarter. Overall, tender activity for land and submarine turnkey projects was encouraging despite the challenging operating environment throughout Europe.
Latin America (excluding Venezuela) - excluding the metal intensive products of copper rod in Chile and aerial transmission cables in Brazil, unit volume through for first half of 2015 was down 5% year over year.

Other Expense
Other expense of $6 million for the second quarter consisted of mark-to-market losses of $4 million on derivative instruments accounted for as economic hedges and foreign currency transaction losses of $2 million.
Net Debt - Excluding Venezuela
Net debt was $1,093 million at the end of the second quarter of 2015, a decrease of $126 million from the end of 2014. The decrease in net debt is principally due to the efficient management of working capital through the first half of the year, particularly inventory, and cash proceeds generated from the sale of the Company’s interests in joint ventures in Fiji and China.
Discontinued Operations
The sale of the Company’s interests in Phelps Dodge International Philippines, Inc., Dominion Wire and Cables (Fiji) and Keystone Electric Wire and Cable (China) combined with the businesses classified as held for sale including Thailand, China, New Zealand, Australia and India (together “Discontinued Asia Pacific Operations”) will result in the Company’s disposal of a major geographical area that requires separate disclosure in the Company’s financial statements. Accordingly, starting with the second quarter of 2015, the Company has reclassified the current and prior period results of the Discontinued Asia Pacific Operations as discontinued operations. As a result of this change, the Asia Pacific and Africa segment is now principally comprised of businesses located in Africa. The financial results of the Company’s Africa businesses are presented as continuing operations in its financial statements, but have been excluded from management’s discussion of operations which includes North America, Latin America and Europe.
Third Quarter 2015 Outlook for continuing operations including North America, Latin America and Europe (excluding Venezuela and the continuing operations of Asia Pacific and Africa)
Revenues in the third quarter are expected to be in the range of $0.975 to $1.025 billion. Unit volume is anticipated to be flat sequentially. Adjusted operating income is anticipated to be in the range of $25 to $40 million for the third quarter which assumes a metal cost impact of $15 - $20 million as well as the impact of lower activity in the Company’s submarine turnkey project business in Europe. Partially offsetting these impacts are the anticipated savings from restructuring actions which are on track with the Company’s annual savings target of $30 - $40 million for 2015. Adjusted earnings per share are expected to be in the range of $0.02 to $0.22 per share for the third quarter. The Company’s third quarter outlook assumes copper (COMEX) and aluminum (LME) prices of $2.36 and $0.72, respectively, and constant foreign currency exchange rates. The third quarter outlook does not include operating results from Venezuela, Asia Pacific and Africa.
“We will continue our strong focus on operational execution. At the same time, we will be developing a new strategic roadmap that will drive substantial and sustainable shareholder value capitalizing on our leading market positions where we have competitive advantage and scale,” McDonnell concluded.
Non-GAAP Financial Measures
Adjusted operating income from continuing operations (defined as operating income from continuing operations before extraordinary, nonrecurring or unusual charges and other certain items), adjusted earnings per share from continuing operations (defined as diluted earnings per share from continuing operations before extraordinary, nonrecurring or unusual charges and other certain items) and net debt (defined as long-term debt plus current portion of long-term debt less cash and cash equivalents) are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission. Metal adjusted revenues, adjusted operating income and return on metal-adjusted sales on a segment basis, non-GAAP financial measures, are also provided herein. See “Segment Information.”
These Company-defined non-GAAP financial measures are being provided herein because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with the Company’s results reported according to GAAP. Adjusted results and the third quarter 2015 guidance reflect the removal of the impact of our Venezuelan operations on a standalone basis due to the ongoing economic and political uncertainty in that country, principally driven by the foreign currency exchange systems, government-imposed regulations, price controls and limited access to U.S. dollars for the import of raw materials. However, we expect ongoing operations in Venezuela to continue in a limited fashion, and we cannot predict the amounts of any future income or expenses we may incur relating to our Venezuelan operations. Net debt and certain historical results of Venezuela are disclosed in the Second Quarter 2015 Investor Presentation available on the Company’s website.  Adjusted results and the third quarter 2015 guidance reflects the removal of operating results from continuing operations in Asia Pacific and Africa as we are in the process of divesting these operations and therefore cannot predict the amounts of any future operating income or expenses we may incur. For accounting purposes, the continuing operations in Asia Pacific and Africa (which consists primarily of businesses located in Africa) do not meet the requirements to be presented as discontinued operations.
With respect to the Company’s expected third quarter 2015 revenues in its core operations, adjusted operating income and adjusted earnings per share, the Company is not able to provide a reconciliation of these non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.
A reconciliation of GAAP operating income from continuing operations and earnings per share from continuing operations to adjusted operating income from continuing operations and earnings per share from continuing operations follows:

	2nd Quarter				1st Quarter
	2015		2014(1)		2015(1)
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS
From continuing operations	$23.7	$(0.03)	$22.8	$(0.28)	$16.2	$(0.69)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense	-	0.01	-	0.01	-	0.01
Mark to market (gain) loss on derivative instruments	-	0.04	-	(0.05)	-	0.01
Restructuring and severance charges	9.3	0.10	22.8	0.39	17.2	0.23
Restatement and legal costs	2.9	0.02	3.7	0.05	7.4	0.10
New customer incentive	4.6	0.06	-	-	-	-
Goodwill/intangible asset impairment	-	-	2.1	0.03	-	-
(Gain) loss on sale of assets	11.6	0.13	-	-	(0.9)	(0.01)
Venezuela (income)/loss(2)	(0.6)	(0.01)	1.1	(0.02)	5.1	0.59
Continuing operations (income)/loss – Asia Pacific and Africa	3.5	0.04	(4.1)	(0.02)	3.4	0.11
Effective tax rate adjustment	-	-	-	0.15	-	-
Total Adjustments	31.3	0.39	25.6	0.54	32.2	1.04
Adjusted	$55.0	$0.36	$48.4	$0.26	$48.4	$0.35
NOTE: Table above reflects an adjusted effective tax rate of 40% for all periods presented

(1)	Reclassified to reflect discontinued operations presentation

(2)	First quarter 2015 EPS reflects a loss of $22 million due to the adoption of the SIMADI currency exchange system and remeasurement of the local balance sheet at 193 bolivars per US dollar
Conference Call and Investor Presentation
General Cable will discuss second quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on August 6, 2015. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.
General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters.  Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words.  Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control.  These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency exchange rate fluctuations; impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring program and other strategic initiatives, including our plan to exit all of our Asia Pacific and African operations, and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 2, 2015, and subsequent SEC filings.  You are cautioned not to place undue reliance on these forward-looking statements.  General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.
Contact:
Len Texter
Vice President, Finance and Investor Relations
(859) 572-8684

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	July 3,	June 27,	July 3,	June 27,
	2015	2014	2015	2014
Net sales	$ 1,113.4	$ 1,387.3	$ 2,284.5	$ 2,688.8
Cost of sales	990.2	1,261.1	2,047.6	2,444.8
Gross profit	123.2	126.2	236.9	244.0

Selling, general and
administrative expenses	97.8	101.3	195.3	209.3
Goodwill impairment charge	0	0	0	93.5
Intangible asset impairment charges	1.7	2.1	1.7	75.0
Operating income (loss)	23.7	22.8	39.9	(133.8)
Other income (expense)	(6.0)	3.4	(31.8)	(92.8)
Interest income (expense):
Interest expense	(25.3)	(29.1)	(49.7)	(55.9)
Interest income	0.5	0.6	1.0	1.5
	(24.8)	(28.5)	(48.7)	(54.4)

Income (loss) before income taxes	(7.1)	(2.3)	(40.6)	(281.0)
Income tax (provision) benefit	5.5	(11.8)	4.1	4.3
Equity in net earnings (losses) of affiliated companies	0	0.4	0.2	0.6
Net income (loss) from continuing operations	(1.6)	(13.7)	(36.3)	(276.1)
Net income (loss) from discontinued operations, net of taxes	(6.8)	(9.0)	(13.0)	(86.0)
Net income (loss) including noncontrolling interest	(8.4)	(22.7)	(49.3)	(362.1)
Less: net income (loss) attributable to noncontrolling interest	(1.5)	2.1	(4.3)	(21.9)
Net income (loss) attributable to Company common shareholders	$ (6.9)	$ (24.8)	$ (45.0)	$ (340.2)
Earnings (loss) per share from continuing operations
Earnings (loss) per common share - basic	$ (0.03)	$ (0.28)	$ (0.72)	$ (5.56)
Weighted average common shares - basic	48.9	48.7	48.8	48.9
Earnings (loss) per common share-
assuming dilution	$ (0.03)	$ (0.28)	$ (0.72)	$ (5.56)
Weighted average common shares-
assuming dilution	48.9	48.7	48.8	48.9
Earnings (loss) per share - Net income (loss)
Earnings (loss) per common share - basic	$ (0.14)	$ (0.51)	$ (0.92)	$ (6.96)
Weighted average common shares - basic	48.9	48.7	48.8	48.9
Earnings (loss) per common share-
assuming dilution	$ (0.14)	$ (0.51)	$ (0.92)	$ (6.96)
Weighted average common shares-
assuming dilution	48.9	48.7	48.8	48.9

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	July 3,	June 27,	July 3,	June 27,
	2015	2014	2015	2014
Revenues (as reported)
North America	$ 609.4	$ 645.3	$ 1,247.6	$ 1,240.0
Europe	250.9	349.7	512.7	672.8
Latin America	188.8	302.3	394.1	591.0
Asia Pacific and Africa	64.3	90.0	130.1	185.0
Total	$ 1,113.4	$ 1,387.3	$ 2,284.5	$ 2,688.8

Revenues (metal adjusted) (1)
North America	$ 609.4	$ 616.4	$ 1,247.6	$ 1,184.8
Europe	250.9	337.3	512.7	644.1
Latin America	188.8	281.8	394.1	546.8
Asia Pacific and Africa	64.3	84.7	130.1	171.6
Total	$ 1,113.4	$ 1,320.2	$ 2,284.5	$ 2,547.3

Metal Pounds Sold
North America	138.7	134.3	284.8	269.0
Europe	41.4	53.8	83.1	105.2
Latin America	56.7	84.5	125.1	160.5
Asia Pacific and Africa	16.4	19.4	33.8	39.1
Total	253.2	292.0	526.8	573.8

Operating Income (loss)
North America	$ 30.9	$ 18.9	$ 60.5	$ 51.6
Europe	(1.2)	14.9	4.7	4.6
Latin America	(2.5)	(15.2)	(18.4)	(180.2)
Asia Pacific and Africa	(3.5)	4.2	(6.9)	(9.8)
Total	$ 23.7	$ 22.8	$ 39.9	$ (133.8)

Adjusted Operating Income (loss) (2)
North America	$ 43.8	$ 37.4	$ 82.7	$ 74.0
Europe	11.2	14.9	26.2	8.2
Latin America	0	(3.9)	(5.5)	(12.7)
Total	$ 55.0	$ 48.4	$ 103.4	$ 69.5

Return on Metal Adjusted Sales (3)
North America	7.2%	6.1%	6.6%	6.2%
Europe	4.5%	4.4%	5.1%	1.3%
Latin America	0.0%	-1.4%	-1.4%	-2.3%
Total	5.2%	3.9%	4.8%	2.9%

Capital Expenditures
North America	$ 5.0	$ 6.6	$ 11.6	$ 15.9
Europe	5.5	2.5	8.5	5.4
Latin America	1.1	5.9	6.7	16.8
Asia Pacific and Africa	0.5	1.3	3.5	3.8
Total	$ 12.1	$ 16.3	$ 30.3	$ 41.9

Depreciation & Amortization
North America	$ 10.3	$ 11.7	$ 20.6	$ 22.9
Europe	5.9	9.1	13.9	18.1
Latin America	4.9	7.3	10.1	14.4
Asia Pacific and Africa	1.5	1.7	2.8	3.2
Total	$ 22.6	$ 29.8	$ 47.4	$ 58.6

Revenues by Major Product Lines
Electric Utility	$ 373.3	$ 442.6	$ 763.6	$ 834.6
Electrical Infrastructure	318.7	391.2	662.2	785.1
Construction	221.0	304.0	439.3	605.1
Communications	142.3	149.2	280.3	269.8
Rod Mill Products	58.1	100.3	139.1	194.2
Total	$ 1,113.4	$ 1,387.3	$ 2,284.5	$ 2,688.8

(1) Metal-adjusted revenues, a non-GAAP financial measure, is provided in order to eliminate an estimate of metal price volatility from the comparison of revenues from one period to another.
(2) Adjusted operating income is a non-GAAP financial measure. The company is providing adjusted operating income on a segment basis because management believes it is useful in analyzing the operating performance of the business and is consistent with how management reviews the underlying business trends. A reconciliation of segment reported operating income to segment adjusted operating income is provided in the appendix of the Second Quarter 2015 Investor Presentation, located on the Company's website.

(3) Return on Metal Adjusted Sales is calculated on Adjusted Operating Income

General Cable Corporation and Subsidiaries
Consolidated Balance Sheets
(in millions, except per share data)

Assets	July 3, 2015	December 31, 2014
Current Assets:	(unaudited)
Cash and cash equivalents	$ 102.3	$ 136.7
Receivables, net of allowances of $16.5 million at July 3, 2015
and $20.3 million at December 31, 2014	857.3	895.1
Inventories	897.8	926.6
Deferred income taxes	36.3	24.0
Prepaid expenses and other	67.7	99.9
Current assets of discontinued operations	252.7	313.8
Total current assets	2,214.1	2,396.1
Property, plant and equipment, net	604.0	670.7
Deferred income taxes	27.4	18.4
Goodwill	23.3	22.8
Intangible assets, net	44.0	50.5
Unconsolidated affiliated companies	8.7	17.5
Other non-current assets	62.6	70.8
Non-current assets of discontinued operations	106.0	119.9
Total assets	$ 3,090.1	$ 3,366.7
Liabilities and Total Equity
Current Liabilities:
Accounts payable	$ 625.7	$ 552.7
Accrued liabilities	338.0	379.9
Current portion of long-term debt	217.9	391.6
Current liabilities of discontinued operations	128.5	158.6
Total current liabilities	1,310.1	1,482.8
Long-term debt	969.5	933.9
Deferred income taxes	182.7	178.3
Other liabilities	206.3	228.7
Non-current liabilities of discontinued operations	15.5	16.0
Total liabilities	2,684.1	2,839.7
Commitments and Contingencies
Redeemable noncontrolling interest	18.2	13.8
Total Equity:
Common stock, $0.01 par value, issued and outstanding shares:
July 3, 2015 - 48,890,423 (net of 9,919,543 treasury shares)
December 31, 2014 - 48,683,493 (net of 10,126,473 treasury shares)	0.6	0.6
Additional paid-in capital	713.5	714.8
Treasury stock	(180.3)	(184.3)
Retained earnings	121.7	184.4
Accumulated other comprehensive loss	(312.4)	(263.4)
Total Company shareholders' equity	343.1	452.1
Noncontrolling interest	44.7	61.1
Total equity	387.8	513.2
Total liabilities, redeemable noncontrolling interest and equity	$ 3,090.1	$ 3,366.7